Exhibit 10.7
FERVO ENERGY COMPANY
EXECUTIVE SEVERANCE PLAN
Fervo Energy Company, a Delaware corporation (the “Company”), has adopted this Fervo Energy Company Executive Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.
1.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings indicated below:
1.1    “2019 Plan” means the Fervo Energy Company 2019 Stock Incentive Plan, as may be amended from time to time.
1.2    “Accrued Obligations” means the Participant’s (a) base salary otherwise payable through the Date of Termination, (b) unreimbursed business expenses incurred prior to the Date of Termination that are reimbursable under Company policies then in effect and (c) any other vested compensation or benefits to be paid as set forth in the applicable document governing such compensation or benefits. If, following the Effective Date, the Company adopts a vacation and/or paid time off policy which provides for accrual of vacation and/or paid time off, “Accrued Obligations” shall also be defined to include earned and accrued vacation and/or paid time off, as applicable, to the extent not previously paid and required by applicable law.
1.3    “Administrator” means the Compensation Committee of the Board.
1.4    “Base Salary” means the Participant’s annual base salary rate in effect immediately prior to a Qualifying Termination, disregarding any reduction which gives rise to Good Reason.
1.5    “Board” means the Board of Directors of the Company.
1.6    “Cause” means, in respect of a Participant, either (i) the definition of “Cause” contained in the Participant’s Participation Notice or (if it does not define Cause) in an effective, written service or employment agreement between the Participant and the Company or a subsidiary of the Company; or (ii) if no such agreement exists or such Participation Notice or agreement does not define Cause, then Cause shall mean:
(a)    the Participant’s willful and material breach of a written agreement between the Participant and the Company or any of its subsidiaries, including, without limitation, a willful and material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement;
(b)    the Participant’s conviction of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof, or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States);
(c)    the Participant’s gross negligence or willful misconduct in the performance of the Participant’s duties or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties;
(d)    any act of fraud, embezzlement or material misappropriation committed by the Participant against the Company or any of its subsidiaries; or
(e)    the Participant’s intentional breach of any policies published by the Company which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its subsidiaries.
Notwithstanding the foregoing, in the case of clauses (a), (c) and (d) above, the Company shall have provided a written notice to the Participant setting forth in reasonable detail the facts and circumstances claimed by the Company to constitute Cause and the Participant shall have not reasonably cured such events within 30 days following its receipt of such notice. With respect to the foregoing definition, the term “Company” will be interpreted to include any subsidiary or parent, if appropriate.
No act or omission shall be “willful” unless taken or omitted to be taken without a good faith belief that such act or omission was for the benefit of the Company or if such act or omission was based on advice of counsel.
1.7    “Change in Control” shall mean a “Reorganization Event” (as defined in the 2019 Plan) or, a “Change in Control” (or similar term) in any successor equity plan adopted by the Company.
1.8    “CIC Protection Period” means, in respect of a Participant, either (a) the definition of “CIC Protection Period” contained in the Participant’s Participation Notice or (b) if such Participation Notice does not define CIC Protection Period, the period beginning 90 days preceding the date of signing or announcement of a transaction that, if consummated, would constitute a Change in Control and ending on and including the two-year anniversary of the date of a Change in Control.
1.9    “CIC Termination” means (a) a termination of the Participant’s employment by the Company or its subsidiary without Cause or (b) a termination of the Participant’s employment by the Participant for Good Reason, in either case, which occurs during the CIC Protection Period. A CIC Termination shall not include a termination of employment due to the Participant’s death or disability.
1.10    “Claimant” shall have the meaning set forth in Section 1.2 of Exhibit C attached hereto.
1.11    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
1.12    “COBRA Period” means the number of months of COBRA Premium Payments that a Participant may be entitled to receive, as determined in accordance with Exhibit A or Exhibit B attached hereto (based on the Participant’s participation Tier).

1.13    “COBRA Premium Payment” shall have the meaning set forth in Section 4.2(e) hereof.
1.14    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
1.15    “Date of Termination” means the effective date of the termination of the Participant’s employment.
1.16    “Effective Date” shall have the meaning set forth in Section 2 hereof.
1.17    “Employee” means an individual who is an employee of the Company or any of its subsidiaries.
1.18    “Equity Award” means a Company equity award granted under the 2019 Plan or any successor equity compensation plan adopted by the Company.
1.19    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
1.20    “Excise Tax” shall have the meaning set forth in Section 7.1 hereof.
1.21    “Good Reason” means, either (i) the definition of “Good Reason” contained in the Participant’s Participation Notice or (if it does not define Good Reason) in an effective, written service or employment agreement between the Participant and the Company or a subsidiary of the Company; or (ii) if no such agreement exists or such Participation Notice or agreement does not define Good Reason, then Good Reason shall mean the occurrence of any one or more of the following events without the Participant’s prior written consent referencing this definition, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(a)    a diminution in Base Salary or Target Bonus;
(b)    a transfer of the Participant’s primary Company on-site workplace by more than 25 miles from its existing location by action of the Company;
(c)    a diminution in title, or a material diminution in office(s), authority, reporting relationship, responsibilities or duties (excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Participant, but including for this purpose if, following a Change in Control, the Participant ceases to retain the same office or title of a publicly traded company); or
(d)    a material breach by the Company of any written agreement between the Participant and the Company.

Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides written notice to the Company setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within 90 days after the date of the Participant’s knowledge of any event that the Participant knows or should reasonably have known to constitute Good Reason; (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice; and (3) the effective date of the Participant’s termination for Good Reason occurs no later than 180 days after the expiration of the Company’s cure period. With respect to the foregoing definition, the term “Company” will be interpreted to include any subsidiary or parent, if appropriate. Notwithstanding anything to the contrary, any good faith determination of Good Reason by the Participant during the CIC Protection Period or following a Change in Control shall be binding on the Company and its subsidiaries and affiliates.
1.22    “Independent Advisors” shall have the meaning set forth in Section 7.2 hereof.
1.23    “Participant” means each Employee who is selected by the Administrator to participate in the Plan, other than any Employee who, at the time of his or her termination of employment, is covered by a plan or agreement with the Company or a subsidiary that explicitly supersedes and/or replaces the payments and benefits provided under this Plan.
1.24    “Participation Notice” shall have the meaning set forth in Section 2 hereof.
1.25    “Performance-Vesting Award” means an Equity Award that remains subject to achievement of any performance goal(s) as of the Date of Termination.
1.26    “Prior Year Bonus” means the Participant’s earned but unpaid annual cash performance bonus for the Preceding Performance Period, if any.
1.27    “Preceding Performance Period” means the annual cash bonus performance period immediately prior to the annual cash bonus performance period in which the Participant’s Date of Termination occurs.
1.28    “Pro-Rata Target Bonus” shall have the meaning set forth in Section 4.2(d) hereof.
1.29    “Qualifying Termination” means a termination of the Participant’s employment by the Company or its subsidiary without Cause or by the Participant for Good Reason. A Qualifying Termination shall not include a termination of employment due to the Participant’s death or disability.
1.30    “Release” shall have the meaning set forth in Section 4.4 hereof.
1.31    “Salary Severance” shall have the meaning set forth in Section 4.2(a) hereof.
1.32    “Severance Benefits” means the severance payments and benefits to which a Participant may become entitled pursuant to Section 4 of the Plan and Exhibit A or Exhibit B, as applicable and each as attached hereto.

1.33    “Target Bonus” means the Participant’s target cash performance bonus, if any, for the annual bonus performance period in which the Date of Termination occurs; provided that if a target bonus has not yet been established for the annual bonus performance period in which the Date of Termination occurs, then the Target Bonus shall be the target cash performance bonus for the annual bonus performance period immediately preceding the annual bonus performance period in which the Date of Termination occurs.
1.34    “Target Bonus Severance” shall have the meaning set forth in Section 4.2(b) hereof.
1.35    “Time-Vesting Award” means each Equity Award that vests solely based on the passage of time (including an Equity Award for which the applicable performance goal(s) have been achieved as of the Date of Termination, such that the Equity Award remains subject only to time-based vesting as of the Date of Termination).
1.36    “Total Payments” shall have the meaning set forth in Section 7.1 hereof.
2.    Effectiveness of the Plan; Notification. The Plan became effective as of January 1, 2026 (the “Effective Date”). The Company shall, pursuant to a written notice to any Employee (a “Participation Notice”), notify each Participant that such Participant has been selected to participate in the Plan and of such Participant’s participation Tier.
3.    Administration. The Plan shall be interpreted, administered and operated by the Administrator, which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate other than to any Participant in the Plan, and the Administrator may delegate (other than to any Participant in the Plan) its duty to provide a Participation Notice to a Participant in the Plan. Except as set forth in the last sentence of the definition of Good Reason, all decisions, interpretations and other actions of the Administrator (including with respect to whether a Qualifying Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan. Notwithstanding the foregoing, following a Change in Control or otherwise in connection with a CIC Termination, the validity of any determination by the Administrator with respect to the Plan shall be subject to de novo review if challenged in court, by arbitration, or in any other forum.
4.    Severance Benefits.
4.1    Eligibility. Each Employee who qualifies as a Participant and who experiences a Qualifying Termination or a CIC Termination is eligible to receive Severance Benefits under the Plan.

4.2    Qualifying Termination Payment. If a Participant experiences a Qualifying Termination, then the Company shall pay or provide to the Participant the following (in addition to the Accrued Obligations):
(a)    Salary Severance. The Company shall pay to the Participant an amount equal to the Participant’s Base Salary that the Participant would have received had the Participant remained employed during the Salary Severance Period set forth on Exhibit A attached hereto (based on the Participant’s participation Tier) (the “Salary Severance”). The Salary Severance shall be paid in a lump sum within 60 days following the Date of Termination.
(b)    Target Bonus Severance. The Company shall pay to the Participant an amount equal to the product of the Participant’s Target Bonus and the Target Bonus Multiplier set forth on Exhibit A (based on the Participant’s participation Tier) (the “Target Bonus Severance”) within 60 days following the Date of Termination.
(c)    Prior Year Bonus. The Company shall pay to the Participant an amount equal to the Participant’s Prior Year Bonus in a lump sum within 74 days following the Date of Termination.
(d)    Pro-Rata Target Bonus. The Company shall pay to the Participant an amount equal to the product of the Participant’s Target Bonus and a fraction, the numerator of which is the number of days during the performance period that the Participant was employed through the Date of Termination and the denominator of which is the total number of days in the applicable performance period (the “Pro-Rata Target Bonus”). The Pro-Rata Target Bonus shall be paid in a lump sum within 60 days following the Date of Termination.
(e)    COBRA. Subject to the requirements of the Code, if the Participant is eligible for and properly elects healthcare continuation coverage under the Company’s group health plans pursuant to COBRA, then the Company shall pay the COBRA premiums for the Participant and the Participant’s covered dependents until the end of the COBRA Period (as set forth on Exhibit A and based on the Participant’s participation Tier) (the “COBRA Premium Payment”); provided, however, that the Company shall not pay COBRA premiums for any health flexible spending accounts or health reimbursement arrangements. Such payment shall be made by direct payment or, at the Company’s election, by reimbursement to the Participant, and shall equal the COBRA premium the Participant would owe to continue the Participant’s benefit elections in effect on the Date of Termination. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).
(f)    Equity Award Treatment. Each outstanding Time-Vesting Award held by the Participant as of the Participant’s Date of Termination shall vest and, to the extent applicable, become exercisable, on an accelerated basis as of the Date of Termination in an amount equal to the portion of such Time-Vesting Award that would have vested had the Participant remained in continuous employment through the 12-month anniversary of the Date of Termination, and assuming such Time-Vesting Award vests in equal daily installments (versus monthly, quarterly, annual or other installments, as may be applicable). In addition, each outstanding Performance-Vesting Award held by the Participant as of the Participant’s Date of Termination shall remain outstanding for the remainder of the applicable performance period and shall be eligible to vest based on actual performance; provided, however, that the number of shares subject to such Performance-Vesting Award that vest (if at all) on the applicable vesting date shall be prorated by multiplying the number of shares that would otherwise vest (based on the achievement of the applicable performance goals) by a fraction, the numerator of which is the number of days during the performance period that the Participant was employed through the Date of Termination and the denominator of which is the total number of days in the applicable performance period.
4.3    CIC Termination Payment. If a Participant experiences a CIC Termination, then the Company shall pay or provide to the Participant the following (in addition to the Accrued Obligations):
(a)    Salary Severance. The Company shall pay to the Participant the Salary Severance within 60 days following the Date of Termination; provided, however, the amount of the Salary Severance shall be determined based on the Salary Severance Period set forth on Exhibit B attached hereto (instead of Exhibit A). Notwithstanding the generality of the foregoing, if the CIC Termination occurs prior to a Change in Control, then any Salary Severance set forth on Exhibit B that exceeds the Salary Severance the Participant received pursuant to Exhibit A shall be paid in a lump sum on the later of the 60th day following the Date of Termination and the date of the Change in Control.
(b)    Target Bonus Severance. The Company shall pay to the Participant the Target Bonus Severance, determined based on the Target Bonus Multiplier set forth on Exhibit B (instead of Exhibit A), within 60 days following the Date of Termination. Notwithstanding the generality of the foregoing, if the CIC Termination occurs prior to a Change in Control, then any portion of the Target Bonus Severance that exceeds the Pro-Rata Target Bonus shall be paid in a lump sum on the later of the 60th day following the Date of Termination and the date of the Change in Control.
(c)    Prior Year Bonus. The Company shall pay to the Participant an amount equal to the Participant’s Prior Year Bonus in a lump sum within 74 days following the Date of Termination.
(d)    Pro-Rata Target Bonus. The Company shall pay to the Participant an amount equal to the Pro-Rata Target Bonus in a lump sum within 60 days following the Date of Termination.
(e)    COBRA. The Company shall provide to the Participant the COBRA Premium Payment set forth in Section 4.2(e) hereof; provided, however, that the COBRA Period shall be set forth on Exhibit B attached hereto (instead of Exhibit A).
(f)    Equity Award Treatment. Each outstanding Time-Vesting Award held by the Participant shall become fully vested and, to the extent applicable, exercisable on the later to occur of the Date of Termination and the date of a Change in Control. In addition, except as may otherwise be provided in the applicable award agreement, each outstanding Performance-Vesting Award held by the Participant as of the Participant’s Date of Termination shall vest in full and, to the extent applicable, become exercisable, on an accelerated basis as of the Date of Termination at the greater of target and actual performance levels.
4.4    Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless he or she executes a general release of claims in substantially the form attached hereto as Exhibit D (the “Release”) and, to the extent such Release includes a post-signing revocation period (including if required by applicable law), does not revoke such Release in accordance with its terms, within the time period set forth in the Release.
5.    Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination or a CIC Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.
6.    Section 409A.
6.1    General. To the extent applicable, the Plan shall be interpreted and applied consistent with and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.
6.2    Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

6.3    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
6.4    Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, the after-tax amount of such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
6.5    Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
7.    Limitation on Payments.
7.1    Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (including any payment or benefit received in connection with a termination of the Participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the cash severance payments under the Plan shall first be reduced, and any noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
7.2    Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of Golden Parachute Tax Solutions LLC or another independent, nationally recognized accounting firm, law firm or consultancy (the “Independent Advisors”) selected by the Company prior to the occurrence of any change in control event and approved by the Company’s Chief Executive Officer, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), or consideration for noncompetition restrictions in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation or noncompetition restrictions; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).
8.    No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of employment.
9.    Successors.
9.1    Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.
9.2    Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.
10.    Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address or email address on file with the Company or to such other address or email address as the Participant may have furnished to the other in writing in accordance herewith and, if to the Company, to such address or email address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.
11.    Claims Procedure; Arbitration. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit C attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and appeal procedures to resolve any claim; provided that a Participant is not required to follow such claims and appeal procedures following the occurrence of a Change in Control and may instead pursue any claims in a court of competent jurisdiction. Following a Change in Control, the Company shall pay the applicable Participant, or such Participant’s attorneys, as directed by the Participant, to the full extent permitted by law, within 30 days of the Company’s receipt of an invoice, all legal fees and expenses that a Participant may reasonably incur as a result of any contest arising under, resulting from, or in connection with any provision of this Plan.
12.    Covenants.
12.1    Restrictive Covenants. A Participant’s right to receive the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance in all material respects with any applicable restrictive covenants (e.g., confidentiality, invention assignment, non-solicitation, non-disparagement) contained in any other written agreement between the Participant and the Company or any of its subsidiaries or affiliates, as in effect on the date of the Participant’s Qualifying Termination or CIC Termination; provided that, in the event of the Participant’s material breach of any such covenants, the Company shall provide written notice to the Participant setting forth in reasonable detail the facts and circumstances claimed by the Company to constitute a material breach of such covenants and the Participant shall have not reasonably cured such events within 30 days following its receipt of such notice.
12.2    Return of Property. The Participant shall return to the Company all Company physical documents (and all copies thereof) and other Company physical copies, and permanently delete or destroy all electronic or other digital copies thereof, in each case, in the Participant’s possession or control upon termination of employment for any reason; provided that the Participant may maintain personal copies of the Participant’s compensation records and any agreement the Participant is party to in Participant’s individual capacity.
12.3    Ongoing Cooperation. Following a Participant’s termination of employment for any reason, the Participant agrees to reasonably cooperate in good faith, at the Company’s expense, with the Company and use the Participant’s reasonable efforts in responding to all reasonable requests by the Company for assistance and advice relating to matters and procedures in which the Participant was involved or which the Participant managed or was responsible for while the Participant was employed by the Company (or any subsidiary thereof). The Participant agrees, at the Company’s expense, to reasonably cooperate with and make himself or herself reasonably available to the Company and its representatives and legal advisors in connection with any matters in which the Participant is or was involved or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal matters, as reasonably requested by the Company; provided that, if any assistance or cooperation that exceeds 10 hours of services is requested by the Company after the Participant’s employment or other service relationship with the Company has ended, the Company will compensate the Participant for all service hours on the hourly equivalent of the Participant’s last Base Salary and Target Bonus amount. To the fullest extent permitted under Delaware law, the Participant will be entitled to indemnification in connection with such cooperation as if the Participant were an officer or director of the Company.
13.    Miscellaneous.
13.1    Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof. Severance Benefits payable under the Plan are not intended to duplicate any other cash and/or healthcare severance benefits payable to a Participant by the Company (for the avoidance of doubt, sign-on bonus payments, retention bonus payments, transaction bonus payments and other similar cash payments shall not constitute “other cash severance” for purposes of this Plan).
13.2    No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.
13.3    Termination and Amendment of Plan. The Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination.
13.4    Survival. Section 7 (Limitation on Payments), Section 11 (Claims Procedure; Arbitration), Section 12 (Covenants), and Section 13.10 (Expenses) hereof shall survive the termination or expiration of the Plan and shall continue in effect.
13.5    Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any subsidiary employer, as applicable.
13.6    Withholding. The Company and its subsidiaries shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.

13.7    Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
13.8    Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware, excluding any that mandate the use of another jurisdiction’s laws, will apply.
13.9    Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.
13.10    Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.
13.11    Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable. To the fullest extent permitted under Delaware law, the Company shall indemnify and hold harmless the Administrator in its capacity as such.
13.12    Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.
13.13    Other Benefits. Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company or any of its subsidiaries or affiliates for which a Participant and/or a Participant’s dependents may qualify. Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, program, arrangement, or policy of the Company or any of its subsidiaries or affiliates shall be payable in accordance with such plan, program, arrangement or policy. The payments provided pursuant to Section 4 shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, retention bonuses, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.
* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Fervo Energy Company on April 13, 2026.

Signature:

Name:

Title:

S-1

EXHIBIT A
CALCULATION OF QUALIFYING TERMINATION SEVERANCE AMOUNTS

Participation Tier	Salary Severance Period	COBRA Period	Target Bonus Multiplier
CEO	24 months	24 months	2
Tier 1	12 months	12 months	1

Exh. A-1

EXHIBIT B
CALCULATION OF CIC TERMINATION SEVERANCE AMOUNTS

Participation Tier	Salary Severance Period	COBRA Period	Target Bonus Multiplier
CEO	36 months	36 months	3
Tier 1	24 months	24 months	2

Exh. B-1

EXHIBIT C
DETAILED CLAIMS PROCEDURES
Section 1.1.    Claim Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations and guidance thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Claimant. A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan.
Section 1.2.    Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person believes that benefits are being denied improperly, that the Plan is not being operated properly, or that their legal rights are being violated with respect to the Plan (the “Claimant”), the Claimant must file a formal claim, in writing, with the Administrator in accordance with this Exhibit C. This requirement applies to all claims that any Claimant has with respect to the Plan, except to the extent the Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. All written claims shall be submitted to the Senior Director, People Operations of the Company at 910 Louisiana Street, Suite 4400, Houston, Texas 77002. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under this Exhibit C.
Section 1.3.    Timing of Claim Denial. If the Administrator denies a claim in whole or in part (an “initial adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed 90 days after the Administrator receives the claim, unless the Administrator determines that any extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial 90 day review period. The extension will not exceed a period of 90 days from the end of the initial 90 day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.
Section 1.4.    Contents of Claim Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its initial adverse benefit determination. The notice will set forth, in a manner to be understood by the Claimant:
(1)    the specific reason or reasons for the initial adverse benefit determination;
(2)    reference to the specific Plan provisions on which the determination is based;
(3)    a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and
Exh. C-1

(4)    an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.
Section 1.5.    Appeal Procedures. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within 60 days of receiving notice of the denial of the claim. The Claimant:
(1)    may submit written comments, documents, records and other information relating to the claim for benefits;
(2)    will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and
(3)    will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.
Section 1.6.    Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. The Administrator holds regularly scheduled meetings at least quarterly. The Administrator shall make a benefit determination no later than the date of the regularly scheduled meeting that immediately follows the Administrator’s receipt of an appeal request, unless the appeal request is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second regularly scheduled meeting following the Administrator’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third regularly scheduled meeting of the Administrator following the Administrator’s receipt of the appeal request. If such an extension of time for review is required, the Administrator shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Administrator generally cannot extend the review period any further unless the Claimant voluntarily agrees to a longer extension. The Administrator shall notify the Claimant of the benefit determination as soon as possible but not later than five days after it has been made.
Section 1.7.    Notice of Determination on Appeal. If the appeal is denied, the Administrator shall provide the Claimant with written or electronic notification of its denial (“final adverse benefit determination”), which shall set forth, in a manner intended to be understood by the Claimant:
(1)    the specific reason or reasons for the final adverse benefit determination;
(2)    reference to the specific Plan provisions on which the final adverse benefit determination is based;
Exh. C-2

(3)    a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
(4)    a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and
(5)    a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
Section 1.8.    Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (a) one year after the final adverse benefit determination or (b) one year after the Participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding.
Section 1.9.    Administrator’s Decision is Binding. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.
Exh. C-3